Exhibit (a)(1)(m)

FORM OF E-MAIL NOTIFICATION REGARDING ACCEPTANCE OF ELIGIBLE OPTIONS

To:	(Recipient)@microtune.com

From:	(Sender)@microtune.com

Date:	December , 2007

Subject:	Notification Regarding Acceptance of Eligible Options

We are pleased to announce that as of 5:00 p.m., Eastern Time, on December 4, 2007 (the “Expiration Time”), we completed our offer to amend certain options, as described in more detail in the Offer to Amend Certain Options (the “Offering Memorandum”) and other related tender offer materials previously filed under a Schedule TO-I (the “Schedule TO”) with the U.S. Securities and Exchange Commission on November 2, 2007, as amended on November 13, 2007, copies of which you should have already received. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Offering Memorandum.

We have accepted all elections to amend Eligible Options with respect to which proper elections have been made and not properly withdrawn. The exercise price for the affected portion of each of the accepted Eligible Options will be deemed to be amended as of the Expiration Time to reflect the fair market value per share of our common stock on the applicable accounting measurement date for tax purposes, as set forth in the Offering Memorandum. As an Eligible Employee who elected to amend your Eligible Option(s), please contact Justin M. Chapman regarding the execution of your personal Amendment to Stock Option Agreements, a form of which was filed as an exhibit to the Schedule TO on November 2, 2007. Please note that, in order to provide us time to process these option amendments in our stock option database, the accepted Eligible Options may not be exercisable for up to fifteen business days following the Expiration Time. We will notify each holder of an amended option when the option amendments have been processed in our stock option database.

Eligible Employees who accepted this Offer to amend their Eligible Options which are Cash-Payment Options will receive a Cash Payment with respect to their Cash-Payment Options, if any, in accordance with the Offering Memorandum. In the next three business days, we will provide each Eligible Employee who accepted the Offer as to Cash-Payment Options with a Promise to Make Cash Payment, a form of which was filed as an exhibit to the Schedule TO on November 2, 2007.

If you have any questions regarding the completion of the Offer, you can contact Justin M. Chapman at the following e-mail address or telephone number:

Microtune, Inc.

2201 10th Street, Plano, Texas 75074

Phone: (972) 673-1629

E-Mail: justin.chapman@microtune.com

For and On Behalf of

Jeffrey A. Kupp

Chief Financial Officer